ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement") dated as of
January 20, 1999, is by and between French Fragrances, Inc., a
Florida corporation (the "Buyer"), and Paul Sebastian, Inc., a
New Jersey corporation (the "Seller").

                             RECITALS

     The Seller desires to sell, transfer and assign to the Buyer and Buyer desires to purchase certain of the assets of Seller's fragrance manufacturing and distribution business (the "Business"), as more fully described in Section 1.1, and Buyer will, as part of the purchase price therefor, assume certain specific liabilities of the Seller as more fully described in
Section 1.2, all in accordance with the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants and subject to the conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                             ARTICLE I
                          SALE OF ASSETS

     Section 1.1 Subject Assets. The Seller hereby agrees to sell, assign and deliver to the Buyer at the Closing (as defined below), free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (collectively, the "Liens") all right, title and interest in and to the assets, properties and rights, together with any replacements thereof and additions thereto made between the date hereof and the Closing (as defined in Section 3.1), as hereafter described in this Section 1.1 and as listed on composite Schedule
1.1 (collectively, the "Subject Assets"), including the following:

          (a) All inventories of the fragrance and cosmetic brands PS Fine Cologne for Men, Design (for Men and Women),
Casual (for Men and Women), Cigar Aficionado, Nautica (for Men and Women), Competition, Mark Cross and Jones New York

(collectively, the "Brands"), including, without limitation, finished goods and products, packaging, labeling, raw materials, components, work-in-process, materials, parts, accessories, supplies, carton, corrugate, shippers, displays, testers, samples, collateral material and gifts with purchase, all wherever located and whether now owned or hereafter acquired (collectively, the "Inventory");

          (b) All finished goods, products, materials, samples, collateral material, accessories and gifts with purchase relating to the Brands which are returned by customers prior to or following the Closing Date (as defined in Section 3.1) and which relate to sales made by the Seller to such customers prior to the Closing Date and, if returned prior to the Closing Date, are not part of the Inventory, or resold or destroyed directly by the Seller (the "Returns");

          (c) The tangible assets and properties, wherever located, relating specifically to the manufacture or assembly of the fragrance and cosmetic brands PS Fine Cologne for Men, Design (for Men and Women), Casual (for Men and Women), Cigar Aficionado, Nautica (for Men and Women) and Competition (the "PSI Brands"), including, without limitation, existing tools, dies and molds and other manufacturing equipment or materials as set forth in Schedule 1.1(c)(the "Fixed Assets");

          (d) All of the Seller's accounts and accounts receivable and related general intangibles relating to its sales of the Brands (including, without limitation, the Seller's or its affiliates' lockbox for receipt of funds relating to the accounts and accounts receivable) (collectively, the "Receivables");

          (e) All of the Seller's rights, title and interest in and to the agreements, purchase orders and commitments that are listed on Schedule 1.1(e), and any other agreements, purchase orders or commitments entered between the date hereof and the Closing Date whose performance extends beyond the Closing Date and are specifically approved in writing by the Buyer pursuant to
Section 6.2(c) which shall be listed on the Closing Date as an update to Schedule 1.1(e) (collectively, the "Contracts");

          (f) All of the Seller's rights, title and interest in and to the licenses, permits, approvals and other authorizations (other than Acquired Intellectual Property which is addressed in Section 1.1(j) below), issued to it by any governmental authority, including a court (each, a "Governmental Authority") which are used in connection with the sale of the Brands or with respect to the Subject Assets, including those listed on Schedule

1.1(f), to the extent transferable to the Buyer (the "Regulatory
Licenses");

          (g) All proceeds, rights, claims, credits, causes of action or rights of set-off against third parties relating to the Subject Assets (other than any claims and causes of actions which the Seller may have against certain of its shareholders relating to the Business), including, without limitation, unliquidated rights under manufacturers' and vendors' warranties other than Insurance Claims (the "Claims");

          (h) All rights and claims pursuant to any policy of property and casualty insurance underwritten by any person (as defined in Section 13.15) arising from any casualty loss or damage (other than those which relate to assets that are not part of the Subject Assets) to the Subject Assets occurring from the date hereof through the Closing, whether or not then reported (the "Insurance Claims");

          (i) All books and records pertaining to the Subject Assets, including, without limitation, books, records and files relating to customers, manufacturers and suppliers of the Seller, operating data, business and marketing plans, computer files and programs, budgets, regulatory filings, warranties, guaranties, bills of sale, customer and supplier lists, originals of all documents relating to the Receivables, Inventory, Regulatory Licenses and the Acquired Intellectual Property, copies of financial and accounting records, executed Contracts, correspondence and other similar documents and records used and/or useful in connection with the Subject Assets (collectively, the "Records"); and

          (j)  All patents, patent registrations and
applications, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, trade dress, trade names (whether or not registered or by whatever name or designation), owned, applied for or used by, or registered in the name of, the Seller, including, without limitation, PS, PS (logo), PS Design, PS Design (logo), PS Design and Design, Design, Design (stylized), Body by Design, Casual, Casual by Design, Bath and Body Luxuries, Bath and Body Luxuries (stylized), Flower logo, Chill, Tribecca, Tribecca Body Sensation, Sensuous Skin, Temeo, V.S.O.P., and Brownstone (collectively, the "Acquired Intellectual Property"), (ii) all proprietary data, processes, formulations, technical or manufacturing know-how or information (and materials embodying such information), owned by or used by, the Seller in connection with the fragrance brands PS Fine Cologne for Men, Design (for Men and Women), Casual (for Men and Women), Cigar Aficionado, Nautica (for Men and Women), Competition and any other fragrance brands previously manufactured by the Seller and all goodwill relating to the Subject Assets and the Business (collectively with the Acquired Intellectual Property, the "Intangible Assets").

     Section 1.2    Assumed Liabilities.     At the Closing, the
Buyer shall assume and undertake to perform, pay, satisfy or discharge in accordance with their terms, only the liabilities, obligations and commitments of the Seller arising or accruing during the period commencing after the Closing Date under the Contracts to be assigned to it listed on Schedule 1.1(e) (the "Assumed Liabilities").

     The parties acknowledge and agree that no other liabilities or obligations of the Seller or its affiliates, whether accrued, mature, absolute, contingent or otherwise, will be assumed by the Buyer, including, without limitation, any liability or obligation with respect to any of the following:

          (1) Any product liability or similar claim for injury to persons or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty or agreement made by the Seller or its agents, or which is imposed by operation of law or otherwise, in connection with any service performed or product manufactured or sold by or on behalf of the Seller on or prior to the Closing Date;

          (2) Any liability or obligations to any employees, agents, independent contractors or creditors of the Seller (other than those set forth in (a) or (b) above in the case of Inventory purchases) or under any plan or arrangement with respect thereto, including, without limitation, liabilities and obligations (A) under any life, health (including COBRA), accident, disability or any other "employee welfare benefit plan," as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (B) under any pension, profit sharing, stock bonus, deferred compensation, retirement, bonus or other "employee pension benefit plan," as defined in Section 3(2) of ERISA, maintained, or to which contributions have been made, by the Seller or any predecessor or any corporation which is a controlled group or corporations of which the Seller are a member, as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or any trade or business (whether or not incorporated) under common control with the Seller, as defined in Section 414(c) of the Code, or any affiliated service group aggregated with the Seller under Section 414(m) of the Code, (C) under the Worker Adjustment and Retraining Notification Act as amended ("WARN"), and (D) for wages, salaries, bonuses, commissions, sick pay, vacation or holiday pay, overtime or other benefits not set forth above;

          (3) The Seller's legal, accounting, investment banking or other fees or expenses arising out of the transactions contemplated by this Agreement or otherwise incurred by the Seller or its affiliates;

          (4) Any liabilities for any tax, assessment or other governmental imposition of any type or description, including, without limitation, any federal income or excess profits taxes or state or local income, sales, use, excise, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon arising out of or attributable to the conduct of the Seller's operations and the Business prior to the Closing Date or the Seller's or its shareholders' (the "Shareholders") federal income or capital gain taxes or state or local income or franchise taxes arising by virtue of the transactions contemplated by this Agreement or otherwise;

          (5) Any liability (i) the existence of which constitutes an inaccuracy or breach with respect to any representation, warranty, covenant or agreement of the Seller hereunder, (ii) which arises out of or in connection with any breach or default by the Seller occurring prior to the Closing under any of the Contracts, (iii) which arises out of or in connection with any violation by the Seller of any requirement of law prior to the Closing Date, (iv) of the Seller to any affiliate of the Seller howsoever arising or created, and (v) which relates to the Subject Assets (including those arising under the Contracts) to the extent relating to periods prior to the Closing Date unless such liabilities are included in the Assumed Liabilities; and

          (6) Any liability arising out of or in connection with litigation or other legal proceedings, claims or investigations related to the Seller or the Business and operations, regardless of when made or asserted, including, without limitation, contract, tort, crime, fraudulent conveyance, workers' compensation, product liability or similar claim for injury to persons or property which arises out of or is based upon any express or implied warranty, representation or agreement of the Seller or its employees or agents, or which is imposed by law or otherwise.

                            ARTICLE II
                         PURCHASE PRICE

     Section 2.1    Purchase Price; Inventory and Receivable
Requirements.

          (a) Subject to the terms and conditions set forth in this Agreement, including, without limitation, the adjustments and any additional consideration set forth in Section 2.2, and in reliance on the representations, warranties and covenants of the parties contained herein, the Subject Assets shall be sold by the Seller and shall be purchased by the Buyer for an aggregate purchase price in an amount, equal to the sum of Twelve Million Two Hundred Fifty Thousand Dollars (US$12,250,000.00) in cash plus the Assumed Liabilities (collectively, the "Purchase Price"). Subject to the foregoing, the Purchase Price
(other than the Assumed Liabilities) shall be paid by the Buyer to the Seller on the Closing Date, as follows: (i) Eleven Million Five Hundred Thousand Dollars (US$11,500,000.00) (the "Cash Payment") by wire transfer of immediately available funds to an account designated by the Seller; (ii) Two Hundred Fifty Thousand Dollars (US$250,000.00) (the "Escrowed Funds") by wire transfer of immediately available funds to an escrow account designated in an Escrow Agreement, to be executed on the Closing Date between the Buyer and the Seller, in the form of Exhibit A which is attached hereto and made a part hereof (the "Escrow Agreement"); and (iii) through the issuance by the Buyer to the Seller of a subordinated debenture in the principal amount of Five Hundred Thousand Dollars (US$500,000.00) in the form of Exhibit B which is attached hereto and made a part hereof (the "Debenture"), subject to offset under Section 11.5.

          (b) Schedule 2.1(a) (the "Inventory Listing Report") sets forth (i) the Inventory which consists of forecasted items as agreed to by the parties (the "Forecasted Inventory") on the date of this Agreement based on the Seller's U.S. standard cost ("Standard Cost"), and (ii) the Inventory which consists of items which are agreed to by the parties as obsolete or slow moving (the "Special Inventory") and the agreed to value thereof. The parties agree that the Inventory Listing Report is subject to verification and that the Purchase Price is subject to adjustment as set forth in Section 2.2 as a result thereof. Schedule 2.1(b) (the "Receivables Listing Report") sets forth the Receivables as of the date of this Agreement, and the allowances for doubtful accounts and reserves for returns, advertising and commissions (collectively, the "Reserves") as of December 31, 1998. The Purchase Price is based on the delivery by the Seller to the Buyer at the Closing of (A) Seven Million Nine Hundred Ten

Thousand Dollars (US$7,910,000.00) of Forecasted Inventory at Standard Cost for the PSI Brands (the "Forecasted Inventory Minimum") and (B) Five Hundred Thousand Dollars (US$500,000.00) of Special Inventory (the "Special Inventory Minimum"). In addition, the Purchase Price is based on a minimum at the Closing of Two Million Two Hundred Thirty Thousand Dollars (US$2,230,000.00) of Receivables, net of the Reserves at the Closing Date (the "Receivables Minimum"). Each of the calculations of such minimums shall be separate, and each adjustment shall be cumulative. In the determination of the Forecasted Inventory Minimum, the parties agree to subtract the applicable Promotional Items (as defined in Section 2.2(b)) from the amount of the corresponding Forecasted Inventory to the extent the Promotional Items are in the Inventory at the Closing Date.

     Section 2.2    Adjustments of Purchase Price.

          (a) Within five (5) days following the Closing Date, the Seller and the Buyer shall make a mutual physical count of the Inventory at the point of shipment to determine the Inventory at the Closing (the "Closing Inventory"). In addition, the Buyer and the Seller shall have until January 31, 1999 to confirm the gross Receivables and determine the Receivables, net of Reserves on the Closing Date (the "Closing Receivables"). On the basis of such Inventory count and confirmation of the Receivables, the Buyer and the Seller shall determine if the applicable Inventory Minimums and the Receivables Minimum are satisfied. If the same are not satisfied and the difference between the applicable Inventory Minimums and the Closing Inventory or the Receivables Minimum and the Closing Receivables, as the case may be, is an amount greater than $25,000, the Purchase Price shall be reduced by (i) one dollar ($1.00) for each dollar that the value of the Closing Inventory for Forecasted Inventory is below the Forecasted Inventory Minimum, (ii) twenty eight cents ($.28) for each dollar that the value of the Closing Inventory for Special Inventory is below the Special Inventory Minimum, and (iii) one dollar ($1.00) for each dollar that the value of the Closing Receivables is below the Receivables Minimum; and in each case, the Seller shall promptly remit to the Buyer the difference in immediately available funds. In addition, if the Receivables at the Closing Date, net of the agreed to Reserves at the Closing Date, is greater than (A) the Receivables at the Closing Date, net of Reserves as of December 31, 1998, plus (B) $25,000, the Buyer shall promptly remit to the Seller the difference in immediately available funds.

          (b) The parties also agree that the Buyer shall reimburse the Seller for the Seller's cost of certain gift-with-purchase or promotional items which are shipped to the customer accounts as set forth in Schedule 2.2(b) (the "Promotional Reimbursements"). The Buyer's reimbursement shall be made by wire transfer of immediately available funds to an account designated by the Seller, upon the Buyer's receipt of supporting documentation from the Seller of its cost for such items and confirmation that such gift-with-purchase or promotional items were shipped to such customer accounts.

     Section 2.3 Allocation of Purchase Price. Schedule 2.3 hereof sets forth allocations with respect to the Subject Assets which shall be used by the parties for purposes of reporting to the Internal Revenue Service (the "IRS") on Form 8594. The Buyer and the Seller agree to cooperate with each other in connection with the preparation and filing of any information required to be furnished to the IRS under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable regulations thereunder, and shall not take any position in any income tax return, before any Governmental Authority charged with the collection of income tax, or in a judicial proceeding inconsistent with the terms of this subsection.

     Section 2.4 Expenses. Any transfer tax or sales tax or recording or filing fees imposed upon the sale, assignment and delivery of the Subject Assets, except for those imposed by the State of Florida or any subdivisions thereof which shall be to the Buyer's account, shall be paid by the Seller. Notwithstanding the foregoing, the Buyer agrees to pay (a) freight and insurance charges on delivery of the Subject Assets to the Buyer, and (b) filing or recording fees associated with the recording of assignments for the Acquired Intellectual Property.

                           ARTICLE III
                             CLOSING

     Section 3.1 Time and Place of the Closing. The closing (the "Closing" or "Closing Date") of the transactions contemplated by this Agreement shall take place on a business day as soon as practicable after the satisfaction of all conditions precedent described in Articles VIII and IX hereof. The Closing shall take place at Andersen, Kill & Olick P.C. 1251 Avenue of the Americas, 42nd Floor, New York, New York 10020, at 11:00 a.m. The Closing shall take place on the Closing Date at such time as the transactions are complete, but shall be deemed to have occurred effective as of 11:59 p.m. on the Closing Date (the "Closing Time") for all purposes.

     Section 3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

          (a) The Seller shall deliver to the Buyer evidence reasonably satisfactory to the Buyer that each of the conditions to the obligations of the Buyer set forth in Article VIII of this Agreement has been satisfied and a certificate of an officer of the Seller to such effect;

          (b) The Buyer shall deliver to the Seller evidence reasonably satisfactory to the Seller that each of the conditions to the obligations of the Seller set forth in Article IX of this Agreement has been satisfied and a certificate of an officer of the Buyer to such effect;

          (c) Each of the Seller and the Buyer shall deliver to the other a copy of the resolutions of its Board of Directors and, as to the Seller, of the requisite number of the Shareholders, authorizing the transactions contemplated by this Agreement, certified by their respective Secretary or Assistant Secretary;

          (d) Each of the Seller and the Buyer shall deliver to the other a good standing certificate of such party (which is dated not more than 15 days prior to the Closing) and the Seller shall deliver to the Buyer such bills of sale, endorsements and assignments in the forms attached hereto as Exhibits C and D, and other customary instruments and documents and certificates reasonably satisfactory to the Buyer (including, without limitation, assignment forms for the Acquired Intellectual Property) as shall be sufficient to vest in the Buyer good, valid and marketable title to the Subject Assets, free and clear of all Liens, except as otherwise specifically permitted by this Agreement;

          (e) The Buyer shall deliver to the Seller instruments reasonably satisfactory to the Seller and the Seller's counsel for the Buyer to assume the Assumed Liabilities to the extent not satisfied as set forth in (j) below;

          (f) The Seller shall deliver to the Buyer possession of all tangible personal property included within the Subject Assets, including, without limitation, the Inventory, the Fixed Assets and the Records, which, to the extent not delivered to the Buyer's designated location, shall be held in trust for the Buyer and designated as being the property of the Buyer;

          (g) The Buyer shall deliver the Cash Payment and the Escrowed Funds in accordance with Section 2.1(a);

          (h) The Buyer shall deliver the Debenture to the Seller and the Seller shall re-deliver the Debenture to be held in accordance with Section 11.5;

          (i) The Buyer shall pay an obligation under a distribution contract in the amount of One Million One Hundred
Thousand Dollars (US$1,100,000.00) by wire transfer of immediately available funds as set forth in such contract;

          (j) Each of the Buyer and the Seller shall execute and deliver documents acknowledging receipt from the other, respectively, of the Subject Assets, the Cash Payment (as adjusted at the Closing) and the Debenture and receive an acknowledgment relating to the receipt of the Escrowed Funds; and

                            ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF SELLER

     In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, the Seller makes the following representations, warranties and covenants, each of which is relied upon by Buyer in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the
Buyer:

     Section 4.1 Organization, Power and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly qualified in each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to qualify would not have a material adverse effect on the Subject Assets or the Business. The Seller has no subsidiaries. The Seller has full corporate power and authority (a) to own or lease its properties and to carry on the Business as it is now being conducted, (b) to enter into this Agreement and, subject to the Consents (as defined in Section 4.2) to assign, transfer and deliver the Subject Assets to the Buyer as provided in this Agreement and to assign and transfer the Assumed Liabilities, and (c) to execute, deliver and perform the other transactions and agreements contemplated by this Agreement (the "Ancillary Agreements").

     Section 4.2 Authorization; Binding Obligation: Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been duly authorized by all necessary corporate, shareholder and other requisite action on the part of the Seller. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and are legal, valid and binding obligations of the Seller enforceable against it in accordance with their terms. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Seller does not and will not, violate or result in the breach of any term or provision of (a) the charter documents or bylaws of the Seller, (b) any law, treaty, ordinance, rule, regulation, judgment, order, decree or injunction of a Governmental Authority applicable to the Seller or the Subject Assets, except where the failure to comply would not have a material adverse effect on the Seller or the Subject Assets and provided that nothing herein shall relieve the Seller from its obligation to convey the Subject Assets to the Buyer free and clear of all Liens and from its other obligations hereunder, or (c) any material mortgage, indenture, lease, license, agreement, instrument, plan, document or understanding, oral or written, to which the Seller is a party, or any mortgage, indenture, lease, license, agreement, instrument, plan, document or understanding, oral or written, to which the Subject Assets are subject, or give any party with rights thereunder the right to terminate, accelerate, modify or change the existing rights or obligations of the Seller. To the Seller's knowledge, except for the consents set forth in Schedule 4.2 (the "Consents"), no consent, action, permit, license, approval or authorization of, or material registration, declaration or filing with, any person is required or necessary to be obtained by the Seller in connection with the execution, delivery and performance by them of this Agreement and the Ancillary Agreements, including the consummation of the transactions contemplated hereby and thereby.

     Section 4.3    Financial Statements.  Attached as part  of
Schedule 4.3 to this Agreement are the audited financial statements for the Seller for the fiscal years ended December 31, 1995 and 1996, the unaudited financial statements for the fiscal year ended December 31, 1997 (the audited form of these (the "Audited 1997 Statements") to be provided as soon as practicable after the Closing but in no event later than January 29, 1999) and the three, six and nine months ended September 30, 1998 and the most recent unaudited monthly and year to date financial statements of the Seller for the period ending November 30, 1998 (the "1998 Interim Statements"), together with the related notes and schedules attached to those financial statements (collectively, but excluding the Audited 1997 Statements, the "Financial Statements"). To the Seller's knowledge, the Financial Statements are, and the Audited 1997 Statements will be, true, correct and complete, are in accordance with the books and records of the Seller, were prepared, or, with respect to the Audited 1997 Statements, will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, or, with respect to the Audited 1997 Statements, will fairly present, the financial condition and results of operation and other information presented for the periods so indicated. Except as provided in the Financial Statements, or as fully disclosed in Schedule 4.3, the Seller knows of no liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise) which might be or become a charge or Lien against the Subject Assets or be asserted against the Buyer after the Closing, including any "loss contingencies" considered "probable" or "reasonably possible" within the meaning of the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 5.

     Section 4.4 Good Title to and Condition of the Subject Assets; Fixed Assets. The Seller has good and marketable title to the Subject Assets, free and clear of all Liens, except those set forth in Schedule 4.4(a). There are no unpaid taxes or other tax matters which are or could become a Lien on the Subject Assets other than as set forth in Schedule 4.4(a), all of which taxes or other tax matters will be satisfied, or provision made for the payment thereof, prior to the Closing. All of the Fixed Assets are in operating condition, normal wear and tear excepted, and are available for immediate use in the business to which the Subject Assets relate. Schedule 4.4(b) sets forth a list of all of the physical locations of the Fixed Assets, including a street address for each such location. Except for the representations and warranties set forth in this Agreement, the Seller makes no representations concerning any tangible personal property relating to the Business or the Subject Assets, including, without limitation, any implied warranty of merchantability or fitness for intended purpose.

     Section 4.5    Acquired Intellectual Property.

          (a) Schedule 4.5(a) sets forth a list of all of the Acquired Intellectual Property specifying as to each, as applicable: (i) the nature of such Acquired Intellectual Property; (ii) the record owner of any such Acquired Intellectual Property which is registered, applied for or pending; (iii) the jurisdictions in which such Acquired Intellectual Property has been registered or in which an application for registration is pending including the respective registration or application numbers; (iv) any licenses, sublicenses and other agreements to which the Seller is a party, either as a licensor or licensee, with respect to the Acquired Intellectual Property; and (v) the status and due dates during 1999 for any filing or action required to maintain or secure the registered Acquired Intellectual Property. All required annuities, renewal fees, maintenance taxes or fees, royalty payments, amendments, affidavits, declarations and/or other filings or payments which are required to be paid by the Seller as of the Closing Date and are necessary to preserve and maintain the Acquired Intellectual Property in full force and effect have been filed and/or will be made through the Closing Date. To the Seller's knowledge and the knowledge of its intellectual property counsel, there are no intellectual property rights associated with the fragrance brands PS Fine Cologne for Men, Design (for Men and Women) and Casual (for Men and Women) which are owned by any person other than the Seller.

          (b) Except as set forth in Schedule 4.5(b), during the two (2) years preceding the date of this Agreement, (i) no lawsuit has been filed and served or, to the knowledge of the Seller and its intellectual property counsel, no claim has been asserted or threatened against the Seller to the effect that the operation of the Business or the use or registration of the Acquired Intellectual Property or licenses for the PSI Brands in connection therewith infringes upon or conflicts with the rights of any person in any country or is otherwise void and unenforceable, (ii) no claim has been asserted or notice of infringement given, by the Seller against any person in any country such that such person has infringed any of the Acquired Intellectual Property or licenses for the PSI Brands, and (iii) to the knowledge of the Seller and its intellectual property counsel, no restrictions exist relating to the use of the Acquired Intellectual Property or licenses for the PSI Brands in connection with their use for the manufacture, marketing and distribution of fragrance products in the United States.

          (c) The Seller is the sole and exclusive record owner of all of the registered Acquired Intellectual Property and, to the extent such registered Acquired Intellectual Property is in use, the beneficial owner of all of the registered Acquired Intellectual Property or Acquired Intellectual Property for which registration is presently pending. All of the registered Acquired Intellectual Property is owned free and clear of any Liens or joint ownership rights and is fully assignable to the Buyer, without conditions, limitations or restrictions of any kind and, except as set forth in Schedule 4.5(c), without the obligation to pay any license fee, royalty or similar charge or consideration, and the Seller has the exclusive right to use the registered Acquired Intellectual Property as and to the extent currently used in the Business. The Seller has received no notice that the Seller does not own the non-registered
Acquired Intellectual Property free and clear of any Liens or joint ownership rights or that the non-registered Acquired Intellectual Property is not assignable to the Buyer without conditions, limitations or restrictions of any kind and without the obligation to pay any license fee, royalty or similar charge or consideration or that the Seller does not have the exclusive right to use the non-registered Acquired Intellectual Property as and to the extent currently used in the Business.

     Section 4.6 Compliance With Law. The Seller has complied with all applicable foreign, federal, state and local statutes, regulations and orders of any Governmental Authority in respect of the Subject Assets and the conduct of the Business, in each instance where the failure to comply would result in any material adverse effect on the Subject Assets, including, without limitation, those relating to the packaging, manufacturing, distribution, labeling, advertising and marketing of the Brands and those relating to foreign, federal, state and local environmental laws, regulations, orders and restrictions, including, without limitation, providing the requisite WARN notice to its employees and other appropriate persons and complying with the other WARN requirements; provided that nothing herein shall relieve the Seller from its obligation to convey the Subject Assets free and clear of all Liens and from its other obligations hereunder. To the knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time, or both) reasonably constitute or result, directly or indirectly, in a violation by the Seller of, or a failure on the part of the Seller to comply with, any of the above legal requirements. For all purposes of this Agreement, the term "material adverse effect" when used with respect to the Seller, the Subject Assets or the Business, shall include an effect reasonably likely to affect the Seller, Subject Assets or the Business, as the case may be, to the extent of $50,000 for any single item.

     Section 4.7    Litigation.  Except as set forth on Schedule
4.7 and other than with respect to outstanding accounts payables, including vendor payables, there is no (i) action, arbitration, mediation, suit, claim, proceeding or investigation pending and, to the knowledge of the Seller, threatened against or affecting the Seller or the Subject Assets, or to the knowledge of the Seller, there are no unasserted claims or assessments that are considered to be probable of assertion (within the meaning of Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 5); or (ii) action, suit, claim, proceeding or inquiry of a Governmental Authority pending or, to the Seller's knowledge, threatened relating to or involving the transactions contemplated by this Agreement. Except as described in Schedule 4.7, all the actions, suits, proceedings or investigations described in such schedule are being diligently prosecuted and are covered by insurance. Except as described in
Schedule 4.7, there are no outstanding orders, decrees or stipulations issued by a Governmental Authority in any proceeding related to the Business or the Subject Assets.

     Section 4.8 No Adverse Changes. Other than as described on Schedule 4.8, since December 31, 1997, there has not been (except as otherwise contemplated or permitted by this Agreement):

          (a) any sale, lease or other disposition of any of the Subject Assets, other than the sale of inventory in the ordinary course of business;

          (b) any damage, destruction or loss (whether or not insured) materially and adversely affecting the Subject Assets or operation of the Business;

          (c) any loans or advances or charges which in any way create Liens on the Subject Assets other than loans or advances made by the Seller's senior secured lender;

          (d) change in the accounting methods relating to the Subject Assets followed by the Seller or in the methods of preparing Receivables or Inventory reports;

          (e) (i) a decrease in, or (ii) any material change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve against its Receivables; or

          (f) agreement or commitment, whether or not in writing, to do any of the foregoing by or on behalf of the Seller.

     Section 4.9 Books and Records. Except for the items set forth in the report described in Schedule 4.9 and as adjusted for the notes to the 1998 Interim Statements, the Records of the Seller relating to the Subject Assets, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices and generally accepted accounting principles; provided that this representation shall be made solely to the knowledge of the Seller for those Records created prior to January 1998, and provided further that the Seller makes no representation as to the maintenance of an adequate system of internal controls for the periods prior to January 1998.

     Section 4.10   Material Agreements.

          (a) Set forth in the respective schedules described below is a list of each agreement, obligation and commitment of the Seller in relation to the Brands to which the Seller is a party or by which it or the Subject Assets may be bound and that:
(i) provide for the sale, marketing or distribution of products or services relating to the Brands which provides for payments in excess of $50,000 per annum, including, without limitation, advertising agreements, and a description of agreements with retail accounts, fulfillment houses, third party beauty advisors and other third parties relating to other advertising, merchandising and promotions entered in the ordinary course of business as set forth in Schedule 4.10(a)(i); (ii) relate to the acquisition or manufacturing of the Inventory and, where accomplished by means of purchase order, a listing of such outstanding purchase orders as set forth in Schedule 4.10(a)(ii), and the Seller represents and warrants that (A) other than as set forth in Schedule 4.10(a)(ii), no person has any right to manufacture any of the Brands except at the direction and for the account of the Seller; (iii) are license or sublicense agreements as set forth in Schedule 4.10(a)(iii); (iv) otherwise obligate or may obligate the Seller to pay more than $100,000, whether in a lump sum or in installments, in connection with the Brands in any calendar year or entitle or may entitle the Seller to receive more than $100,000, whether lump sum or installments, in connection with the Brands in any calendar year, as set forth in Schedule 4.10(a)(iv); or (v) are otherwise material to the Business or the Subject Assets as set forth in Schedule 4.10(a)(v).

          (b) The Seller has delivered to the Buyer true and complete copies of the written Contracts described in Schedule l.l(e) and, prior to the Closing will deliver, all amendments, addendums and supplements thereto. Except for the Consents listed on Schedule 4.2, the Seller has full legal power and authority to assign its rights under the Contracts and such assignment will not affect the validity and enforceability of any
of such Contracts.   Except as set forth in Schedule 4.10(b), the
Contracts are valid obligations enforceable in accordance with their respective terms and are in full force and effect, and the Seller is not in breach or in default of a Contract in any regard that would enable or permit any party thereto to terminate its obligations thereunder or to accelerate the obligations of the Seller (or the Buyer, as assignee thereof) thereunder, and there does not exist, and the consummation of the transactions contemplated by this Agreement will not create, any event that, with the giving of notice or lapse of time or otherwise, would constitute such a breach thereof or default thereunder.

     Section 4.11 Governmental Filings. Any and all filings required to be made pursuant to any local, state or federal law, regulation or ordinance due as of or before the Closing Date and which may be due as a result of the Closing or for periods ending prior to the Closing Time has or will be timely filed by the Seller, except where the failure to make such filing would not have a material adverse effect on the Seller or have an adverse effect on the Subject Assets.

     Section 4.12   Labor Relations; Independent Contractors.
The Seller is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union relating to the employees of the Business, and, to the knowledge of the Seller, there has been no effort by any labor union during the 16 months prior to the date of this Agreement to organize any employees of the Business into one or more collective bargaining units. Except as set forth in Schedule 4.12(a), to the knowledge of the Seller, the Seller is in compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business, except where the failure to comply would not have a material adverse effect on the Seller or the Subject Assets. Except as set forth on Schedule 4.12(b), the Seller has no arrangements with independent contractors (including, but not limited to, agreements or arrangements with any person that could create a basis for the payment of any commission, fee or other amount in connection with the sale of the Brands); all such arrangements with independent contractors are terminable at will by the Seller without penalty or other liability within 30 days.

     Section 4.13   Employee Benefits.  Except as described in
Schedule 4.13, the Seller does not maintain or contribute to:
(a) any non-qualified deferred compensation or retirement plans or arrangements; (b) any qualified defined contribution retirement plans or arrangements; (c) any qualified defined benefit pension plan; (d) any other plan, program, agreement or arrangement under which former employees of the Seller or its beneficiaries are entitled, or current employees of the Seller will be entitled following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or
(e) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, and, as to each of (a) through (e), the Buyer is assuming no obligation or liability.

     Section 4.14 Inventory. The Inventory Listing Report is true, complete and correct and prepared in a manner disclosed to the Buyer. All Inventory consists of a quality and quantity which is saleable and merchantable, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value. Schedule 4.14(a) sets forth a list of all of the physical locations of the Inventory, including a street address for each such location.
Schedule 4.14(b) sets forth a list of all of the Seller's customers who have returned finished goods and products relating to the Brands for 1997 and 1998, the current returns policies of the Seller with respect to its customers and their approximate rate of returns for 1997 and 1998. All of the product returns from customers relating to the Brands received by the Seller on or before the date hereof, and on or before the Closing Date, have been returned in the ordinary course of business and are from sales made to customers for which the Seller accepts returns in the ordinary course of business. From and after Closing, and subject to the terms of any applicable Contract which relates to the distribution or license of the Brands, the Buyer will be entitled to sell the Inventory without violating any applicable law, order, judgment, agreement or understanding that is binding on the Seller or the Subject Assets prior to the transfer thereof to the Buyer.

     Section 4.15   Report of Orders by Customer and by Item.
Schedule 4.15 sets forth report of orders by customer and by item for 1997 and 1998 (the "Gross Sales Report"). The Gross Sales Report is true, complete and correct in all material respects.

     Section 4.16 Accounts Receivable. The Receivables Listing Report is true, complete and correct in all material respects and has been prepared in accordance with the books and records of the Seller and in a manner disclosed to the Buyer. All Receivables as reflected on the Receivables Listing Report and arising subsequent to the date thereof, (i) represent, valid, to the Seller's knowledge, bona fide obligations due to the Seller, enforceable in accordance with their respective terms and collectible in the ordinary course of business, (ii) to the Seller's knowledge, are not subject to any dispute, defense, offset or counterclaim, and (iii) are subject only to allowances or reserves for bad debts, returns, advertising or commissions all of which are separately identified and computed in a manner consistent with past practice and which have been disclosed to the Buyer.

     Section 4.17 Payables. Attached as Schedule 4.17 is a true, complete and correct list of the accounts payable (by account) of the Seller, which schedule shall separately identify the accounts payables relating to the trade, and which shall be a true, complete and correct listing thereof.

     Section 4.18 Promotional Obligations. Schedule 4.18 contains a true, complete and correct listing of any commitments with respect to promotional activities relating to the Brands to occur after the Closing Date (the "Promotional Obligations"), and identifies the amount of such activities.

     Section 4.19    Finders or Brokers.     Except for Houlihan
Lokey Howard & Zukin Capital ("HLHZ"), with respect to which the Seller is solely responsible, the Seller has not retained any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

     Section 4.20 Accuracy of Information. No representation, statement or information made or furnished by the Seller or their respective representatives to the Buyer contained in this Agreement and the various schedules attached to this Agreement and furnished by the Seller or its representatives to the Buyer pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained in this Agreement and the schedules not misleading.

                            ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer represents and warrants that:

     Section 5.1 Organization. The Buyer is a corporation duly organized and validly existing in good standing under the laws of Florida and has the corporate power and authority to carry on its business as presently conducted.

     Section 5.2 Corporate Authority. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby are within the corporate powers of and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes and, when executed and delivered, such Ancillary Agreements will constitute, valid and binding agreements of the Buyer enforceable against the Buyer in accordance with their respective terms. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Buyer does not and will not, violate or result in the breach of any term or provision of
(a) the charter documents or bylaws of the Buyer, (b) any existing law, treaty, ordinance, rule, regulation. judgment, order, decree or injunction of a Governmental Authority applicable to the Buyer or its acquisition of the Subject Assets or its assumption of the Assumed Liabilities, or (c) any mortgage, indenture, lease, license, agreement, contract, instrument, plan, document or understanding, oral or written, to which the Buyer is a party, which breach has not been waived or consented to by the necessary parties.

     Section 5.3 Consents; No Violation. To the knowledge of the Buyer, except as set forth in Schedule 5.3, no consent, action, permit, license, approval or authorization of, or material registration, declaration or filing with, any person or a governmental authority is required or necessary to be obtained by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement, including the consummation of the transactions contemplated hereby. The Buyer is not in default under the terms of the Senior Indebtedness (as defined in the Debenture). The Buyer has adequate financing to pay the Purchase Price.

     Section 5.4 Finders or Brokers. Except for Donaldson Lufkin & Jenrette, with respect to which the Buyer is solely responsible, the Buyer has not retained any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.

     Section 5.5 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Buyer, threatened before any governmental authority which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby, or which, if adversely determined, would aversely affect the Buyer's ability to consummate the transactions contemplated hereby.

                            ARTICLE VI
                ADDITIONAL COVENANTS OF THE SELLER

     Section 6.1 Employees. From and after the Closing Date, the Seller agrees to pay and be liable for, and shall assume, and subject to Article 11, indemnify, defend and hold harmless the Buyer from and against and in respect of, any Buyer Indemnified Liabilities (as defined in Section 11.1) incurred by or assessed against the Buyer that pertain to any of the employees or former employees of the Seller, including, but not limited to, those that arise under (a) Sections 4980B and 5000 of the Code and with respect to any failure to comply by the Seller with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, which failure occurs with respect to any person who is or was a current or former employee of the Seller or any qualified beneficiary of such employee (as defined in Section 4980B(g)(1) of the Code), and (b) WARN. For purposes of this Section, references to the Code and ERISA shall include references to any provision of such statutes as they may be amended from time-to-time. The Seller acknowledges and agrees that the Buyer may, at its sole discretion and on terms satisfactory to the Buyer, employ or engage certain of the Seller's employees following the Closing Date, and that notwithstanding the Buyer's employment or retention of any such persons, the Buyer shall not assume any obligation for salaries or benefits or otherwise arising out of the employee's employment or relationship with the Seller.

     Section 6.2 Conduct of Business Pending the Closing. After the execution and delivery of this Agreement and until the Closing, except as otherwise permitted by this Agreement or as provided by the prior written consent of the Buyer:

          (a) The Business will be conducted and the Subject Assets operated only in the ordinary course of business consistent with current practices, which shall include, without limitation, operating in compliance with all applicable laws, regulations and administrative orders of Governmental Authorities, the maintenance in force of all insurance policies currently in force and effect and the maintenance of the Subject Assets in merchantable and saleable and operating condition and repair.

          (b) Subject to Section 6.2 (f), the Seller shall use reasonable efforts to maintain the goodwill of the customers, suppliers, manufacturers, licensors and others having business relationships with the Seller in connection with the Brands.

          (c) Subject to Section 6.2(f), the Seller will not enter into any contract or commitment affecting the Subject Assets or the Assumed Liabilities, or amend terminate or violate the terms of any such contract or commitment (or waive any right thereunder) without the prior written consent of the Buyer in each instance.

          (d) The Seller will not create, assume or suffer to exist any Liens on the Subject Assets (other than a Lien satisfied at or prior to the Closing), except with the prior written consent of the Buyer.

          (e) The Seller will conduct the affairs of the Business in such a manner so that the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

          (f) The Seller shall not lease, sell, transfer or otherwise dispose of any of the Subject Assets other than sales of Inventory and collection of Receivables in the ordinary course of business or with the consent of the Buyer; provided that any sale of fragrance products to competitors of the Buyer shall require the written consent of the Buyer, which consent shall not be unreasonably withheld.

          (g) The Seller shall not commit, orally or in writing, to do any of the foregoing.

     Section 6.3 Inspection. Between the date hereof and the Closing Date, the Buyer and its representatives shall have full and complete access, during normal business hours and upon reasonable oral notice, to the books, records and properties of the Seller and to the officers, accountants and attorneys of the Seller relating to the Business and the Subject Assets and may make such reasonable inspections of such books, records and properties as they may deem reasonably necessary or advisable to evaluate the Subject Assets and the Business, and the Seller hereby agrees to cooperate fully with Buyer to facilitate such inspections and investigations, provided that the Buyer shall not unreasonably interfere with the operations of the Seller or the Business. The Buyer shall also have reasonable access to the Seller's employees, accountants, attorneys and customers with respect to the Business, provided that any contact with a customer will be done together with the Seller. The availability or actual delivery to the Buyer of information concerning the Business and its investigation thereof shall not affect the covenants, representations, warranties, and indemnities of the Seller contained in this Agreement nor the Buyer's right to rely thereon.

     Section 6.4 Consents. The Seller shall use its best efforts to obtain so as not to delay the Closing all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement, including the Consents and the necessary consents from the applicable auditors of the Seller for the Buyer's filing of the audited Financial Statements in Buyer's filings with the Securities and Exchange Commission (the "SEC").

     Section 6.5 Risk of Loss. The risk of any loss or damage to the Subject Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by the Seller at all times prior to Closing Time. If any such loss or damage shall be in excess of One Million Dollars (US$1,000,000.00) (a "Material Loss"), the Seller shall immediately notify the Buyer in writing thereof. The Buyer, at any time within ten (10) days after receipt of such notice, may elect by written notice to the Seller to either (a) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement, or (b) terminate this Agreement by delivering a written notice to such effect to Seller. If the Buyer elects to consummate the transactions contemplated hereby notwithstanding a Material Loss and does so, or if there occurs any loss or damage to the Subject Assets that is not a Material Loss, all insurance proceeds relating to the Subject Assets shall be delivered by the Seller to the Buyer, and the rights thereto shall be assigned by the Seller to the Buyer, and the Seller shall hold all such proceeds in trust for the Buyer until so delivered.

     Section 6.6 Inconsistent Actions. Prior to the Closing, the Seller will not (a) take any action inconsistent with its obligations under this Agreement or which would hinder or delay consummation of the transactions contemplated hereby, or (b) enter into or conduct any discussions or encourage, solicit, initiate or participate in discussions or negotiations with, or provide information to, any other party concerning the transactions contemplated by this Agreement or otherwise with respect to the Subject Assets or the Business and shall promptly advise the Buyer of any solicitations with respect to such matters.

     Section 6.7   [Intentionally omitted].

     Section 6.8 Confidentiality. The Seller agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all information obtained from the Buyer or which relates to this Agreement and the negotiations thereof (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Buyer, provided that the Seller may provide such data and information: (a) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (b) in any filing required of the Seller with a regulatory authority; and (c) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Seller's counsel, is legally required to be furnished and further provided that the Seller notifies the Buyer of its obligation to provide such confidential information and fully cooperates with the Buyer to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act. If this Agreement is terminated for any reason, the Seller and such other persons shall not use Buyer's information and shall promptly return to the Buyer or destroy all tangible evidence thereof, including copies, which have been furnished to the Seller or such other persons.

     Section 6.9 Acquired Intellectual Property. The Seller agrees to execute on the Closing Date all necessary documents with respect to the assignment of all Acquired Intellectual Property owned by the Seller to Buyer (including, without limitation, registrations thereof). The Seller agrees that at any time from and after the Closing Date, upon the written request of the Buyer, its successors, legal representatives or assigns it will use commercially reasonable efforts to communicate with the Buyer, its successors, legal representatives and assigns all information known to the Seller relating to the Acquired Intellectual Property in the United States and worldwide, and that the Seller will execute and deliver any papers, make rightful oaths, testify in any legal proceedings, and perform all other lawful acts reasonably deemed necessary or desirable by the Buyer, its successors, legal representatives or assigns, to convey or perfect the Buyer's rights to the Acquired Intellectual Property and to enforce or defend the Buyer's and its assigns' rights in and to the Acquired Intellectual Property in the United States and worldwide or assist the Buyer, its successors, legal representatives or assigns in obtaining or enforcing their rights to the Acquired Intellectual Property.
The Seller also agrees that, at any time from and after the Closing Date, it will, or cause its intellectual property counsel to, promptly forward to the Buyer Acquired Intellectual Property notices of renewal and all other correspondence related to such registrations or applications received by the Seller. In addition, after the Closing Date, until the date existing stocks are exhausted or reprinted, the Buyer shall have the right, subject to the terms of any existing license or distribution agreement or consent to which the Buyer assumes or is a party, to sell existing Inventory and to use existing packaging, labeling, containers, supplies, advertising and promotional materials, technical data sheets and any similar materials which have trademarks, trade names, logos, designs, service marks or other trade dress used by the Seller which are not part of the Acquired Intellectual Property. Following the Closing, the Seller will cease using the Intangible Assets.

                           ARTICLE VII
                ADDITIONAL COVENANTS OF THE BUYER

     Section 7.1 Consents. The Buyer shall use its best efforts to obtain so as not to delay the Closing all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement.

     Section 7.2 Confidentiality. The Buyer agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all data and information obtained from the Seller, including information obtained under that certain Confidentiality Agreement dated as of July 9, 1998 between the Buyer and HLHZ, (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Seller, provided that the Buyer may provide such data and information: (a) to any financial or banking institution providing financing or contemplating providing financing to the Buyer for the purposes hereof or to any person providing services for the Buyer with respect to its assessment of the Business or the Subject Assets; (b) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (c) in any filing required of the Buyer with the SEC or other regulatory authority; and (d) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Buyer, is legally required to be furnished and further provided that the Buyer notifies the Seller of its obligation to provide such confidential information and fully cooperates with the Seller to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act. If this Agreement is terminated for any reason, the Buyer and such other persons shall not use Seller information and shall promptly return to the Seller or destroy all tangible evidence thereof, including copies, which have been furnished to the Buyer or such other persons.

                          ARTICLE VIII
            CONDITIONS TO THE OBLIGATIONS OF THE BUYER

     The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     Section 8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Seller in this Agreement shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on and as of such date. The Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

     Section 8.2 Certified Resolutions. The Seller shall have delivered to the Buyer copies of resolutions adopted by the board of directors of the Seller and of the requisite number of the Shareholders authorizing the transactions contemplated by this Agreement, certified as of the Closing by a Secretary or Assistant Secretary of the Seller.

     Section 8.3 Receipt of Necessary Consents. All consents, waivers, estoppel letters, authorizations or approvals of third parties and governmental entities with respect to any of the transactions contemplated by this Agreement, including, without limitation, consent to assi gnment of the Contracts where required shall have been obtained and confirmed by written evidence reasonably satisfactory to the Buyer. In the event any necessary consent is not obtained prior to the Closing and the Buyer elects to close this transaction, the same shall not constitute a waiver of the Buyer's rights and the Seller will nonetheless (a) continue to use its best efforts to obtain the necessary consents, and (b) cooperate with the Buyer in any interim arrangement necessary to obtain for the Buyer the practical benefits of the contract or matter or other arrangement for which the consent has not been obtained.

     Section 8.4 No Adverse Action. There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit or invalidate the assignment, transfer or delivery of the Subject Assets to the Buyer or any other transaction contemplated by this Agreement, or which might materially adversely affect the right of the Buyer to own or operate in their entirety the Subject Assets. The Subject Assets shall not have been materially and adversely affected by any event or circumstance after the date of this Agreement.

     Section 8.5 Lien Searches. The Seller shall have delivered to the Buyer at least 5 days prior to the Closing Date the results of fixture, lien (including tax liens) and judgment searches dated no earlier than 30 days prior to the date of delivery thereof to the Buyer with respect to the Subject Assets performed by the Seller at the office of the Secretary of State of the State of New Jersey, and the appropriate offices in each county therein in which any of the Subject Assets are located.

     Section 8.6 UCC Statements. The Seller shall have delivered to the Buyer UCC-3 termination statements from all secured parties, releasing the Subject Assets from all financing statements and security agreements and including releases of security interests related to the Acquired Intellectual Property from Chemical Bank and the Seller's senior secured lender.

     Section 8.7 Acquired Intellectual Property. The Seller shall have assisted the Buyer and its representatives and executed the assignment forms for the assignment of the Acquired
Intellectual Property.

                            ARTICLE IX
             CONDITIONS TO OBLIGATIONS OF THE SELLER

     The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Time of each of the following conditions:

     Section 9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects at the date of this Agreement and on the Closing Date as if made on and as of such date. The Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

     Section 9.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby.

     Section 9.3 Certified Resolutions. The Buyer shall have delivered to the Seller copies of resolutions adopted by the board of directors of the Buyer authorizing the transactions contemplated by this Agreement, certified as of the Closing by a Secretary or Assistant Secretary of the Buyer.

                            ARTICLE X
                CERTAIN ACTIONS AFTER THE CLOSING

     Section 10.1 Further Assurances. After the Closing, upon the reasonable request of the other, each party shall execute and deliver all further documents and instruments and shall take such other steps as may be reasonably necessary to effectuate the transactions contemplated hereby, including, without limitation,
(a) promptly delivering the Audited 1997 Statements and the necessary consent from the auditors of such statements for the Company's filings with the SEC, (b) providing access to the Buyer to any originals of the Records kept by the Seller, and (c) cooperating with respect to any claims asserted against the Buyer relating to the Business prior to the Closing.

     Section 10.2 Litigation. It is recognized by the parties to this Agreement that litigation or claims may arise at some time in the future relating to the Seller, the Buyer, the Subject Assets or the Assumed Liabilities which may be related directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both. Each of the parties to this Agreement agrees, therefore, that to the extent reasonable under the circumstances, it will, at the expense of the requesting party, fully cooperate with and provide information, records, documents and assistance of employees to the other parties with respect to any litigation or potential litigation in which the other party is or may be involved; provided that such cooperation shall be at the expense of the Seller to the extent it constitutes part of the Subject Assets (including, without limitation, the Records) and was not provided to the Buyer pursuant to this Agreement. Nothing herein is intended to modify the obligations of the parties relating to indemnification under Article 11.

     Section 10.3 Misdirected Funds. If, after the Closing, the Seller shall receive any payment on account of the Receivables or other of the Subject Assets, it shall hold such funds in trust for the Buyer and shall promptly endorse over and remit such payments promptly to the Buyer.

     Section 10.4 Returns. The Returns are part of the Subject Assets. If the Seller receives any Returns after the Closing Date the Seller shall hold the Returns in trust for the Buyer and promptly notify the Buyer of its receipt of Returns. The Seller shall deliver the Returns to the Buyer following receipt of the Buyer's instructions, with the Buyer paying for any freight, insurance and storage costs (to the extent Buyer requests storage of the Returns by the Seller in a facility which is not owned or leased by the Seller).

     Section 10.5 Transition Services. To the extent the Buyer requires the assistance of the Seller after the Closing Date for the transfer of the Subject Assets or the customer accounts, Seller shall provide certain services as set forth in Schedule 10.5.

                            ARTICLE XI
                         INDEMNIFICATION

     Section 11.1 Indemnity by the Seller. The Seller agrees to indemnify and hold the Buyer and its affiliates and their respective officers, directors, employees and agents and (collectively, the "Buyer Indemnitees") harmless from all Buyer Indemnified Liabilities incurred or suffered by any of the Buyer Indemnitees. For this purpose, "Buyer Indemnified Liabilities" shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys' fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Buyer Indemnitees or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Seller in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Seller in or pursuant to this Agreement; (c) the operation of the Subject Assets and the Business prior to the Closing Time; (d) any obligation or liability of the Seller which is not an Assumed Liability; and (e) any breach of the Contracts prior to the Closing Time.

     Section 11.2 Indemnity by the Buyer. The Buyer agrees that it will indemnify and hold the Seller harmless from all Seller Indemnified Liabilities incurred or suffered by the Seller. For this purpose, "Seller Indemnified Liabilities" shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys' fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Seller, arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Buyer in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Buyer in this Agreement; or (c) the operation of the Business or the Subject Assets after the Closing Time by the Buyer.

     Section 11.3  Procedure for Indemnification

          (a) In the event any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Buyer Indemnified Liabilities or Seller Indemnified Liabilities, as the case may be, the indemnified party shall give written notice to such effect to the indemnifying party promptly upon becoming aware thereof. In such event, within 20 days after written notice by the indemnified party (the "Notice") of such demand, claim or lawsuit, the indemnifying party shall have the right, at its sole cost and expense, to take and assume full control of the defense thereof and to hire counsel (which counsel shall be reasonably satisfactory to the indemnified party) to defend any such demand, claim or lawsuit (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused the damages for which the indemnifying party is obligated to be greater than they would otherwise have been had the indemnified party given prompt notice hereunder). Thereafter, the indemnified party shall be permitted to participate in such defense at its sole cost and expense, provided that, if the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party or if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party shall fail to respond within

20 days after receipt of the Notice from the indemnified party of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

          (b) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid in advance of settlement or final adjudication thereof on a current basis within 30 days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request.

     Section 11.4 Limitations; Survival. The representations, warranties and covenants of the parties shall survive the Closing for a period of 18 months from the Closing Date, in each such case notwithstanding any investigation made by or on behalf of the Buyer, provided that the representations and warranties as to Tax Claims (as hereinafter defined) shall survive for a period of six years from the Closing Date. For purposes hereof, Tax Claims means any claim based upon, arising out of, or otherwise in respect of, any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement relating to taxes. Notwithstanding anything to the contrary contained in this Agreement, these limited survival periods shall not apply to a fraudulent act or omission. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof shall have been delivered to the Buyer or the Seller, as the case may be, prior to the expiration of such applicable survival period.

     Section 11.5 Offset; Security Interest. As security for the indemnification obligations of the Seller, whether presently existing or hereafter created or incurred, the Seller hereby grants the Buyer the right of offset against the Debenture and assigns and grants to the Buyer a continuing security interest in the Debenture together with all sums due and to become due thereunder, and agrees that, in order to perfect its security interest therein, the Buyer shall hold the Debenture in accordance with the terms and conditions of this Section 11.5.
In the event of any Buyer Indemnified Liabilities arising under
Section 11.1, the Buyer shall be entitled, at any time and from time to time, to offset such Buyer Indemnified Liabilities, in whole or in part, against any amount due or coming due under the

Debenture upon written notice (the "Offset Notice") to the Seller specifying in reasonable detail the basis for such offset, and the amount of such offset. Nothing herein shall be construed to limit the Seller's obligation to indemnify the Buyer for such Buyer Indemnified Liabilities. The exercise of such right of offset by the Buyer in good faith, whether or not ultimately determined to be justified, shall not constitute an event of default under this Agreement or the Debenture. Neither the exercise of, nor the failure to exercise, such right of offset shall constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies available to it. Without limiting the foregoing, and in addition to any other rights and remedies it may have, the Buyer shall have all of the rights of a "secured party" under the Uniform Commercial Code as in effect in the State of Florida. The Buyer agrees to pay any portion of the Debenture which is due the Seller in accordance with the terms thereof and which is not necessary to cover any pending offset or claims for Buyer Indemnified Liabilities by the Buyer. In the event that, upon resolution of any claim for which the Buyer has offset or held back against amounts under the Debenture, the amount due and owing to the Buyer or any third party (plus reasonable attorneys' fees and disbursements or other amounts incurred by the Buyer relating thereto) is less than the amount offset or held back, then the Buyer shall promptly deliver to the Seller a check for the excess amount. The Debenture will be non-negotiable and will be legended to reflect the right of offset.

                           ARTICLE XII
                           TERMINATION

     Section 12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, but not later than the Closing Date:

     (a)  by mutual written consent of the Buyer and the Seller;

     (b) by the Buyer, in its sole discretion, if any of the representations or warranties of the Seller contained herein are not in all respects true, accurate and complete or if the Seller breaches or fails to comply with any covenant or agreement contained herein;

     (c) by the Seller, in its sole discretion, if any of the representations or warranties of the Buyer contained herein are not in all respects true, accurate and complete or if the Buyer breaches or fails comply with any covenant or agreement contained herein;

     (d)  by the Buyer, as provided in Section 6.5; or

     (e) by either party upon written notice to the other in the event that the Closing has not occurred by January 29, 1999, for any reason other than the failure of the party seeking to terminate this agreement to perform its obligations hereunder or a breach of a representation or warranty by such party herein.

     Section 12.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 12.1, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto. Notwithstanding such termination, each party shall have the right to seek damages in the event of a breach by the other party of its obligations under this Agreement.

     Section 12.3  Survival of Certain Provisions.
Notwithstanding anything to the contrary contained herein, the respective obligations of the parties pursuant to Sections 6.8 and 7.2 and Article XIII hereof shall survive the termination of this Agreement.

                          ARTICLE XIII
                          MISCELLANEOUS

     Section 13.1 Amendment and Modification. This Agreement may only be amended by written instrument signed by the parties hereto.

     Section 13.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, beneficiaries, estate, executor and personal representatives.

     Section 13.3 Entire Agreement. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties with respect to the sale of the Subject Assets and the other transactions contemplated in this Agreement, and supersede all prior understandings, agreements and oral representations and warranties of the parties with respect to the subject matter of this Agreement. Any reference in this Agreement shall be deemed to include the schedules and exhibits hereto.

     Section 13.4 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 13.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

     Section 13.6 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party which is not set forth as being an oral notice shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

       If to Buyer
       addressed to:     French Fragrances, Inc.
                         14100 N.W. 60th Avenue
                         Miami Lakes, Florida 33014
                         Attention: E. Scott Beattie and
                          Oscar E. Marina
                         Facsimile: (305) 818-8020

       If to the Seller
       addressed to:     Paul Sebastian, Inc.
                         1540 West Park Avenue
                         Ocean, New Jersey 07712
                         Attention: President
                         Facsimile: (732) 493-1840

       With copy to:     Ken Rosen, Esq.
                         Ravin, Sarasohn, Cook, Baumgarten,
                          Fisch & Rosen, P.C.
                         103 Eisenhower Parkway
                         Roseland, New Jersey 07068
                         Facsimile: (973) 228-6088

     Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph or telecopy, (c) on the date of transmission with confirmed answer back if by telex, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice.

     Section 13.7  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in Florida, without regard to conflicts of law principles thereunder.

     Section 13.8 Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

     Section 13.9 Waiver. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by an officer of the waiving party. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

     Section 13.10 Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     Section 13.11 Publicity. Except as otherwise required by law or regulation, no press release or other public announcement related to this Agreement or the transactions contemplated by this Agreement will be issued by either party without the prior written approval of the other party.

     Section 13.12 Assignment. No party shall assign its rights or delegate its duties hereunder without the prior written consent of the other party, provided that the Buyer may assign the Acquired Intellectual Property to an affiliate.

     Section 13.13 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties hereto and no other party (including, without limitation, any creditor of any of the parties) shall have any right or claim against the parties by reason of those provisions or be entitled to enforce any of those provisions against the parties.

     Section 13.14 Post-Closing Survival. Subject to the limitations on survival set forth in Section 12.4, as applicable, all covenants and agreements which by their respective terms are intended to survive the consummation of the transactions contemplated by this Agreement, including, without limitation, Articles IV, V, VI, VII, X, XI, and XIII, shall survive such consummation.

     Section 13.15 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed below:

          (a) "affiliate" of any person or entity shall mean any person, entity or group (currently existing or hereafter created) controlling, controlled by or under common control with, the specified person or entity, and "control" of a person or entity (including, with correlative meaning, the terms "control by" and "under common control with") means the power to direct or cause the direction of the management, policies or affairs of the controlled person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (b) "knowledge" shall mean the actual knowledge with respect to a matter (after inquiry from any persons currently retained by the company to provide services with respect to such matter) of (i) an individual who is currently serving as an executive officer or, (ii) if not an executive officer, a person currently managing the accounting, credit, purchasing and sales areas.

          (c) "ordinary course of business" shall mean an action taken by a person if:

          (i)   such action is recurring in nature, is
                consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

          (ii) such action is not required to be authorized by the Board of Directors or such person and does not require any special or separate authorization of any nature; and

          (iii) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the day-to-day operations of other persons that are in the same line of business as the person in question.

          (c) "person" shall mean any individual, corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or Governmental Authority.

          (d) "threatened" - a claim, proceeding, investigation, dispute, action or other matter shall be deemed to have been "threatened" if any demand, statement or notice shall have been made or given, verbally or in writing, that might lead a prudent person to conclude that there is a reasonable probability that such a claim, proceedings, investigation, dispute, action or other matter might be asserted, commenced, taken or otherwise pursued in the future.

     Section 13.16 Prevailing Party. If either the Buyer, on the one hand, or the Seller or the Shareholder, on the other hand, commences an action against the other to interpret or enforce any of the terms of this Agreement or exhibits hereto or as a result of a breach by the other party of any terms hereof or of the exhibits, the nonprevailing party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action (including at any appellate level).

     Section 13.17 Subrogation of the Buyer. In the event that the Buyer shall subsequent to the Closing Date become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by the Seller on the Subject Assets at or prior to the Closing, the Seller agrees that the Buyer shall be subrogated to any rights of the Seller under the insurance coverage and indemnified by the Seller, and, in addition, the Seller agrees to promptly remit to the Buyer any insurance proceeds which either of them may receive on account of any such liability or damage.

     Section 13.18 Arbitration. In the event of a dispute between the Buyer and the Seller under this Agreement, the parties hereby agree to submit such dispute to binding arbitration pursuant to the Rules of the American Arbitration Association for Commercial Disputes (the "Arbitration Rules"). Arbitration shall be administered by the American Arbitration Association (the "AAA"). The situs of arbitration shall be Miami, Florida. All arbitrators shall be unrelated, directly or indirectly, so far as employment or services is concerned to either of the parties or to any affiliate or to any person directly or indirectly related to the parties or their affiliates. The arbitrators shall have substantial knowledge and experience in accounting. Either party may institute arbitration proceedings by delivering written notice to the other party. Within 30 days after receipt of a request to arbitrate a dispute, each party shall appoint one arbitrator, and within 15 days thereafter the two appointed arbitrators shall select a third arbitrator. If either party shall fail to make such appointment within the 30-day period, the other party shall be authorized to appoint the second arbitrator. If the two appointed arbitrators fail to select a third arbitrator within the 15-day period, the AAA shall select the third arbitrator. The three arbitrators shall render a written decision upon the matter presented to them by majority vote within 90 days after the date upon which the last arbitrator is appointed, and that decision shall be final and binding on the parties, and enforceable in any court of competent jurisdiction. Judgment upon the decision rendered in such arbitration may be entered by any court having jurisdiction thereof. The provisions of Section 13.18 shall apply in such arbitration.

     Section 13.19 Selection of Forum; Venue; Service of Process. In the event a claim is not subject to resolution by arbitration because a party does not respond to a request for arbitration or the relief sought can only be granted by a court, the parties hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any transactions contemplated hereby to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or if jurisdiction is not available therein the jurisdiction of any state court in Miami-Dade County, State of Florida, and waive any and all objections to such jurisdiction or venue that they may have under the laws of any state or country, including, without limitation, any argument that jurisdiction, situs and/or venue are inconvenient or otherwise improper. Each party further agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process.


           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                         FRENCH FRAGRANCES, INC.


                         By:     /s/ OSCAR E. MARINA
                                 -------------------
                         Name:   Oscar E. Marina
                         Title:  Vice President



                         PAUL SEBASTIAN, INC.


                         By:    /s/RONALD L. ROLLESTON
                                ----------------------
                         Name:  Ronald L. Rolleston
                         Title: President

                             EXHIBITS

Exhibit A - Escrow Agreement
Exhibit B - Debenture
Exhibit C - General Conveyance, Bill of Sale and Assignment
Exhibit D - Assignment

                            SCHEDULES

Schedule 1.1 Subject Assets
     1.1(c) Fixed Assets
     1.1(e) Contracts
     1.1(f) Regulatory Licenses

Schedule 2.1(a)        Inventory Listing Report
Schedule 2.1(b)        Receivables Listing Report
Schedule 2.2(b)        Promotional Reimbursements
Schedule 2.3           Allocation of Purchase Price
Schedule 4.2           Consents
Schedule 4.3           Seller's Financial Statements
Schedule 4.4(a)        Liens on Subject Assets
Schedule 4.4(b)        Locations of Fixed Assets
Schedule 4.5(a)        Acquired Intellectual Property
Schedule 4.5(b)        Claims and Restrictions Relating to
                       Acquired Intellectual Property or Licenses
Schedule 4.5(c)        Restrictions on Registered Acquired
                       Intellectual Property
Schedule 4.7           Litigation
Schedule 4.8           Description of Adverse Changes
Schedule 4.9           Excluded Report
Schedule 4.10(a)(i)    Material Agreements for Sale, Marketing
                       and Distribution of the Brands
Schedule 4.10(a)(ii)   Agreements for the Acquisition or
                       Manufacturing of Inventory
Schedule 4.10(a)(iii)  License Agreements
Schedule 4.10(a)(iv)   Agreements Creating Material Rights and
                       Obligations
Schedule 4.10(a)(v)    Other Material Agreements
Schedule 4.12(a)       Labor Law Noncompliance Description
Schedule 4.12(b)       Independent Contractor Agreements
Schedule 4.13          ERISA Plans
Schedule 4.14(a)       Inventory Locations
Schedule 4.14(b)       Returns
Schedule 4.15          Gross Sales Report
Schedule 4.17          Payables
Schedule 4.18          Promotional Obligations
Schedule 5.3           Consents
Schedule 10.5          Transition Services
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